CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Auditors and Legal Counsel” and to the use of our report dated December 11, 2002, included in the Registration Statement (Form N-2 Nos. 333-99281 and 811-21195) and related Prospectus of UBS PW M2 Fund, L.L.C. for the registration of limited liability company interests.

/S/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, New York
December 11, 2002